EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186
Trading Symbol: VGZ Toronto and NYSE MKT Stock Exchanges

NEWS

VISTA GOLD CORP. ANNOUNCES MT. TODD GOLD PROJECT PRELIMINARY FEASIBILITY STUDY AND INCREASE IN RESERVES OF 44% TO 5.9 MILLION OUNCES OF GOLD

Denver, Colorado, May 29, 2013 - Vista Gold Corp. (“Vista” or the “Company”) (NYSE MKT and TSX: VGZ) today announced the positive results of a new preliminary feasibility study (the “PFS”) for its Mt. Todd gold project (the “Project”) in Northern Territory, Australia.  The PFS evaluates two development scenarios including a 50,000 tonne per day (“tpd”) project that develops more of the Mt. Todd resource (the “Base Case”) and generates a larger Net Present Value (“NPV”) and a smaller and higher-grade 33,000 tpd project that focuses on maximizing return and operating margins (the “Alternate Case”).  The PFS was authored by Tetra Tech Inc. with Mine Development Associates, Resource Development Inc., Proteus EPCM Engineers (a Tetra Tech Company),  and Power Engineers, Inc.

A conference call and webcast to discuss highlights of the preliminary feasibility study will be held this afternoon at 4:30pm ET (2:30pm MT).    Call-in details are located at the end of this release.

Highlights of the 50,000 tpd Base Case include:

•	Estimated proven and probable reserves of 5.90 million ounces of gold (223 million tonnes at 0.82 g Au/t) at a cut-off grade of 0.40 g Au/t, an increase of 44% from the Company’s January 2011 PFS;
•	Average annual production of 369,850 ounces of gold per year over the mine life, including average annual production of 481,316 ounces of gold per year during the first five years of operations;
•	Life of mine average cash costs of $773 per ounce, including average cash costs of $662 per ounce during the first five years of operations;
•	A 13 year operating life;
•	After-tax NPV5% of $591.3 million and IRR of 15.9% at $1,450 per ounce gold prices, increasing to $876.6 million and 21.1%, respectively, at $1,600 per ounce gold prices; and
•	Initial capital requirements of $1,046 million.

Highlights of the 33,000 tpd alternate case include:

•	Estimated proven and probable reserves of 3.56 million ounces of gold (124 million tonnes at 0.90 g Au/t) at a cut-off grade of 0.45 g Au/t;
•	Average annual production of 262,826 ounces of gold per year over the mine life, including average annual production of 294,502 ounces of gold per year during the first five years of operations;
•	Life of mine average cash costs of $684 per ounce, including average cash costs of $676 per ounce during the first five years of operations;
•	An 11 year operating life;
•	After-tax NPV5% of $440.2 million and IRR of 16.9% at $1,450 per ounce gold prices, increasing to $615.6 million and 21.4%, respectively, at $1,600 per ounce gold prices; and
•	Initial capital requirements of $761 million.

Frederick H. Earnest, President and Chief Executive Officer of Vista, commented, “The positive results of this PFS continue to demonstrate the quality and scale of the Mt. Todd gold project.  By completing the PFS analysis on two separate development scenarios, we are highlighting the flexibility we have in the development of this robust project.  We have the option to develop the mine most appropriate at the time a development decision is made.  Furthermore, the location of the project relative to local towns and labor markets and the infrastructure investments made by previous owners of this project provide potential construction and operating advantages relative to many gold projects.”

Mr. Earnest continued, “During the balance of 2013, we will continue to advance the Mt. Todd gold project.  We will be working with the Northern Territory Government to address areas vital for the completion of a feasibility study and ultimately for a project development decision.  These discussions will be undertaken within the framework of Major Project Status, which the Territory has recently accorded Mt. Todd indicating the importance that the Territory places on its development.  The PFS results allow us to finalize and submit the Environmental Impact Study (“EIS”) in June.  We continue to anticipate environmental approvals for the project around year end.     Because of the advanced state of this study, with most technical work already at feasibility levels, we estimate that a feasibility study would require four months to complete and cost approximately $2.5 million.”

Nick Michael and Rex Bryan, on behalf of Tetra Tech, Thomas Dyer, on behalf of Mine Development Associates, Deepak Malhotra, on behalf of Resource Development Inc., and Lachlan Walker, on behalf of Proteus EPCM Engineers, all independent Qualified Persons as defined by Canadian National Instrument 43-101 ("NI 43-101"), prepared or supervised the preparation of information that forms the basis for the scientific and technical information disclosed herein and have reviewed this press release and have consented to its release.

Base Case Highlights

Highlights of the PFS base case scenario are presented in the table below.

Base Case (50,000 tpd) @ $1,450/oz Au	Years 1-5		Life of Mine (“LOM”) (13 years)
	Annual Average	Total	Annual Average	Total
Average Milled Grade (g/t)	1.03		0.82
Payable Gold (000’s ozs)	481	2,407	370	4,808
Gold Recovery	82.0%		81.5%
Cash Costs ($/oz)	$662		$773
Strip Ratio (waste:ore)	2.5		2.7
Initial Capital ($ millions)			$1,046
Pre-tax NPV5% ($ millions)			$1,094
After-tax NPV5% ($ millions)			$591
IRR (Pre-tax / After-tax)			21.8% / 15.9%
After-tax Payback (Production Years)			3.5

Note: Economics presented using $1,450/oz gold and a flat $1.00 USD : $1.00 AUD exchange rate and assumes deferral of certain Territory tax obligations as well as realization of equipment salvage values at the end of the mine life.

Base Case Project Economics

The following table provides additional details of the Project’s economics at variable gold price and Australian dollar assumptions.

After-Tax NPV5%, in Millions	Base Case (50,000tpd) Gold Price per Ounce
Forex USD/AUD	$1,200	$1,300	$1,400	$1,450	$1,500	$1,600	$1,700	$1,800
USD$1.10	($51.4)	$155.9	$352.1	$448.4	$543.8	$734.5	$924.9	$1,114.1
USD$1.00	$108.1	$304.5	$496.1	$591.3	$686.6	$876.6	$1,065.6	$1,255.1
USD$0.90	$258.5	$448.3	$638.8	$733.6	$828.3	$1,017.2	$1,206.5	$1,395.9
USD$0.80	$400.6	$591.0	$780.0	$874.4	$968.9	$1,157.9	$1,347.2	$1,536.1

Note: Changes in Foreign Exchange rates are only applied to operating costs and not applied to either initial or sustaining capital costs.

Base Case Capital Costs

Key capital expenditures for initial and sustaining capital requirements are identified in the following table.

Capital Expenditures ($Millions) Base Case (50,000 tpd)	Initial Capital	Sustaining Capital
Capitalized Stripping & Dewatering	$57	$40
Mobile Equipment	$139	$151
Process Facility	$410	-
Tailings	$20	$184
Power Plant	$91	-
Water Supply & Treatment	$19	-
Owners Cost	$203	($10)
Sub-Total	$938	$366
Contingency	$107	$23
Salvage Value		($124)
Mine Closure	$1	$94
Total Capital	$1,046	$359
Total Capital per payable ounce gold	$218	$75

Note: may not add due to rounding.  The negative value in the sustaining capital category of the owners’ cost line is the re-capture of the cash component of the project’s cash reclamation bond, which is spent as cash under the Mine Closure category.

Base Case Operating Costs

The following table presents a breakdown of operating costs.  The project includes a 76MW gas-fired power plant in the initial capital.  The Base Case project consumes all power generated during the operating life.  Self-generated power creates significant savings in operating costs compared to a grid-sourced power solution.  During the four years of reclamation and closure, the PFS assumes Vista will continue generating power and will sell that power into the Northern Territory electrical grid, for which there is a known market and indicative purchase rates have been provided by the government-owned utility, Power & Water Corporation.

Operating Cost – Base Case (50,000 tpd)	First 5 Years		LOM Cost
	Per tonne processed	Per ounce	Per tonne processed	Per ounce
Mining	$8.18	$302.03	$6.95	$321.88
Processing	$8.71	$321.47	$8.78	$406.86
Site General and Administrative	$0.49	$18.27	$0.50	$22.94
Jawoyn Royalty	$0.39	$14.50	$0.31	$14.50
Water Treatment	$0.07	$2.60	$0.07	$3.39
Refining Costs	$0.09	$3.19	$0.07	$3.19
Power Credit	-	-	-	-
Total Cash Costs	$17.93	$662.06	$16.68	$772.76

Note: Jawoyn Royalty and refinery costs calculated at $1,450 per ounce gold.  May not add due to rounding.

Base Case Mining and Production

The 50,000 tpd Base Case mine plan contains 209.5 million tonnes of ore mined from the Batman open pit plus 13.4  million tonnes of ore from the existing heap leach pad that is processed through the mill at the end of the mine life.  Together, 222.8 million tonnes of ore containing 5.901 million ounces of gold at an average grade of 0.82 g Au/t are processed over the 13 year operating life.  Total gold recovered is expected to be 4.808 million ounces.  Average annual gold production over the life of mine is 369,850 ounces, averaging 481,316 ounces during the first five years of operations, with 580,472 ounces produced in the first year of operations.    Commercial production would begin following two years of construction and commissioning.

Base Case Annual Production

The table below highlights the production schedule.

Years	Ore Mined (kt)	Waste Mined (kt)	Strip Ratio (W:O)	Milled Ore (kt)	Milled Grade (g/t)	Contained Ounces (kozs)	Mill Production (kozs)
-1	11,764	24,761	2.1	-	-	-	-
1	28,101	33,803	1.2	17,799	1.24	708	580
2	20,983	55,290	2.6	17,750	0.92	525	430
3	23,941	78,227	3.3	17,750	1.07	613	502
4	18,285	71,608	3.9	17,750	0.82	471	386
5	29,066	58,329	2.0	17,799	1.08	620	508
6	7,561	71,279	9.4	17,750	0.71	408	334
7	4,777	54,405	11.4	17,750	0.55	312	256
8	7,078	45,482	6.4	17,750	0.53	301	247
9	10,700	38,710	3.6	17,799	0.57	325	266
10	24,331	27,864	1.1	17,750	0.83	473	388
11	22,861	2,592	0.1	17,750	1.14	653	535
12	-	-	-	17,750	0.57	324	258
13	-	-	-	9,659	0.54	168	117
Total	209,451	562,349	2.7	222,805	0.82	5,901	4,808

Note: May not add due to rounding.  Total milled ore includes material from the heap leach pad that is processed at the end of the mine life.

Project Mineral Reserves and Resources

The table below illustrates the updated reserve and resource estimate for the Project.  The effective date of the Batman deposit resource estimate is March 18, 2013.  The effective date of the heap leach resource estimate is May 29, 2013.

Mt. Todd Gold Project Reserves, Base Case (50,000tpd) 0.40 g Au/t cut-off and $1,360 per ounce gold
	Batman Deposit			Heap Leach Pad			Quigleys Deposit			Total
	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)
Proven	72,495	0.88	2,057	-	-	-	-	-	-	72,495	0.88	2,057
Probable	136,955	0.82	3,612	13,354	0.54	232	-	-	-	150,309	0.80	3,844
Proven & Probable	209,451	0.84	5,669	13,354	0.54	232	-	-	-	222,805	0.82	5,901

Mt. Todd Gold Project Resources
	Batman Deposit			Heap Leach Pad			Quigleys Deposit			Total
	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)
Measured	77,793	0.88	2,193	-	-	-	571	0.98	18	78,364	0.88	2,211
Indicated	201,792	0.80	5,209	13,354	0.54	232	6,868	0.82	181	222,014	0.79	5,622
Measured & Indicated	279,585	0.82	7,401	13,354	0.54	232	7,439	0.83	199	300,378	0.81	7,832
Inferred	72,458	0.74	1,729	-	-	-	11,767	0.85	320	84,225	0.76	2,049

Note: measured &  indicated resources include proven and probable reserves.  Batman and Quigleys resources are quoted at a 0.40g Au/t cut-off grade.  Heap Leach resources are the average grade of the heap, no cut-off applied.  Economic analysis conducted only on proven and probable reserves.  Thomas Dyer of Mine Development Associates is the Qualified Person responsible for developing reserves for the Batman deposit.  Deepak Malhotra of Resource Development Inc. is the Qualified Person responsible for developing reserves for the heap leach.

Alternate Case Presented in PFS Study

In addition to the 50,000 tpd Base Case, the PFS also evaluated a smaller, higher-grade project as an Alternate Case.

Key differences between the Base Case and the Alternative Case include:

•	A 33,000 tpd milling facility vs. a 50,000 tpd facility in the Base Case with associated lower mining rates and a smaller mining fleet; and
•	A reserve pit shell of $925/oz vs. $1,360/oz in the base case and the application of a higher cut-off grade (0.45 g Au/t vs. 0.40 g Au/t).

Alternate Case Highlights

Highlights of the PFS alternate case scenario are presented in the table below.

Alternate Case (33,000 tpd) @ $1,450/oz Au	Years 1-5		LOM (11 years)
	Annual Average	Total	Annual Average	Total
Average Milled Grade (g/t)	0.95		0.90
Payable Gold (000’s ozs)	295	1,473	263	2,891
Gold Recovery	82.0%		81.2%
Cash Costs ($/oz)	$676		$684
Strip Ratio (waste:ore)	2.1		2.0
Initial Capital ($ millions)			$761
Pre-tax NPV5% ($ millions)			$777
After-tax NPV5% ($ millions)			$440
IRR (Pre-tax / After-tax)			22.1% / 16.9%
After-tax Payback (Production Years)			3.2

Note: Economics presented using $1,450/oz gold and a flat $1.00 USD : $1.00 AUD exchange rate and assumes deferral of certain Territory tax obligations as well as realization of equipment salvage values at the end of the mine life.

Alternate Case Project Economics

The following table provides additional details of the Project’s economics at variable gold price and Australian dollar assumptions.

After-Tax NPV5%, in Millions	Alternate Case (33,000tpd) Gold Price per Ounce
Forex USD/AUD	$1,200	$1,300	$1,400	$1,450	$1,500	$1,600	$1,700	$1,800
USD$1.10	$58.5	$187.2	$305.1	$363.2	$421.5	$538.2	$655.5	$773.2
USD$1.00	$146.4	$265.6	$381.9	$440.2	$498.5	$615.6	$733.2	$850.9
USD$0.90	$225.6	$342.4	$458.8	$517.1	$575.8	$693.2	$810.9	$928.6
USD$0.80	$303.0	$419.3	$535.9	$594.6	$653.2	$770.9	$888.6	$1,006.3

Note: Changes in Foreign Exchange rates are only applied to operating costs and not applied to either initial or sustaining capital costs.

Alternate Case Capital Costs

Key capital expenditures for initial and sustaining capital requirements are identified in the table below.

Capital Expenditures ($ Millions) Alternate Case (33,000 tpd)	Initial Capital	Sustaining Capital
Capitalized Stripping & Dewatering	$24	$38
Mobile Equipment	$77	$73
Process Facility	$310	-
Tailings	$19	$86
Power Plant	$64	-
Water Supply	$11	-
Owners Cost	$175	($14)
Sub-Total	$680	$183
Contingency	$80	$11
Salvage Value	-	($77)
Mine Closure	$1	$94
Total Capital	$761	$211
Total Capital per payable ounce gold	$263	$73

Note: may not add due to rounding.  The negative value in the sustaining capital category of the owners’ cost line is the re-capture of the cash component of the project’s cash reclamation bond, which is spent as cash under the Mine Closure category.

Alternate Case Operating Costs

The following table presents a breakdown of operating costs.  The Alternate Case project includes a 58MW gas-fired power plant in initial capital.  During the operating life, the power plant generates excess power and Vista has assumed a power credit against operating costs.  Additionally, during the four years of reclamation and closure, Vista intends to generate and sell power into the Northern Territory electrical grid, for which there is a known market and indicative purchase rates have been provided by the government-owned Power & Water Corporation.

Operating Cost – Alternate Case (33,000 tpd)	First 5 Years		LOM Cost
	Per tonne processed	Per ounce	Per tonne processed	Per ounce
Mining	$6.55	$260.99	$5.49	$234.75
Processing	$9.37	$373.32	$9.51	$406.86
Site General and Administrative	$0.74	$29.42	$0.74	$31.63
Jawoyn Royalty	$0.36	$14.50	$0.34	$14.50
Water Treatment	$0.08	$3.17	$0.08	$3.55
Refining Costs	$0.08	$3.19	$0.07	$3.19
Power Credit	($0.23)	($8.97)	($0.23)	($10.05)
Total Cash Costs	$16.97	$675.61	$15.99	$684.43

Note: Jawoyn Royalty and refinery costs calculated at $1,450 per ounce gold.

Alternate Case Mining and Production

The 33,000 tpd Alternate Case mine plan contains 110.4 million tonnes of ore mined from the Batman open pit plus 13.4  million tonnes of ore from the existing heap leach pad that is processed through the mill at the end of the mine life.  Together, 123.7 million tonnes of ore containing 3.562 million ounces of gold at an average grade of 0.90  g Au/t are processed over the 11 year operating life.  Total gold recovered is expected to be 2.891 million ounces.  Average annual gold production over the life of mine is 262,826 ounces, averaging 294,502 ounces during the first five years of operations, with 417,166 ounces produced in the first year of operations.    Commercial production would begin following two years of construction and commissioning.

Alternate Case Annual Production

The table below highlights the production schedule.

Years	Ore Mined (kt)	Waste Mined (kt)	Strip Ratio (W:O)	Milled Ore (kt)	Milled Grade (g/t)	Contained Ounces (kozs)	Mill Production (kozs)
-1	3,407	8,483	2.5	-	-	-	-
1	16,872	23,714	1.4	11,747	1.35	509	417
2	12,013	23,611	2.0	11,715	0.86	323	265
3	17,775	22,960	1.3	11,715	1.16	438	359
4	4,921	35,191	7.2	11,715	0.63	237	194
5	10,331	24,062	2.3	11,747	0.77	289	237
6	17,311	23,934	1.4	11,715	1.17	442	361
7	2,681	31,629	11.8	11,715	0.65	245	201
8	8,501	22,889	2.7	11,715	0.73	277	227
9	12,597	6,209	0.5	11,747	0.99	375	308
10	3,964	49	0.0	11,715	0.83	314	244
11	-	-	-	6,482	0.54	113	79
Total	110,374	222,732	2.0	123,728	0.90	3,562	2,891

Note: May not add due to rounding.  Total milled ore includes material from the heap leach pad that is processed at the end of the mine life.

Project Description

Gold mineralization in the Batman deposit at the Project occurs in sheeted veins within silicified greywackes/shales/siltstones.  The Batman deposit strikes north-northeast and dips steeply to the east.  Higher grade zones of the deposit plunge to the south.  The core zone is approximately 200-250 meters wide and 1.5km long, with several hanging wall structures providing additional width to the orebody.  Mineralization is open at depth as well as along strike, although the intensity of mineralization weakens to the north and south along strike.

The Project is designed to be a  conventional, owner-operated, large open-pit mining operation that will utilize large-scale mining equipment in a blast/load/haul operation.  Ore is planned to be processed in a large comminution circuit consisting of a gyratory crusher, two cone crushers, two HPGR crushers, and three ball mills as discussed in greater detail below.  Vista plans to recover gold in a conventional carbon-in-leach (“CIL”) recovery circuit.

Metallurgy, Processing and Infrastructure

Vista has completed extensive, feasibility-level metallurgic test work that was announced in a separate press release dated May 22, 2013.  The technical reports related to this test work are posted on the Mt. Todd section under the Technical Reports heading on the Company’s website.

Vista’s metallurgic test work programs support: (1) ore hardness estimates at the Batman deposit that are consistent and do not change at depth; (2) the selection of High Pressure Grinding Roll (“HPGR”) technology as part of the comminution circuit; (3) estimated gold recovery rates based on optimized grind size and leach conditions; and (4) the processing of material from the historic heap leach pad at the end of the proposed mine life.

The robust comminution circuit is designed to process material with an average bond-work index 5% in excess of actual rock hardness based on the test work completed.  Gold will be recovered through a traditional CIL circuit.  Recovery rates are based on the results of 99 variability tests.

Because the Project was an operating mine, infrastructure exists that reduces initial capital expenditure and significantly reduces capital risk related to infrastructure construction, which has been a major source of capital overruns in the mining industry over the last decade.    Existing mining infrastructure items include:

•	an existing tailings storage facility that will receive two raises and is expected to contain the initial 62 million tonnes of material processed;
•	an existing fresh water storage reservoir that will receive a two-meter dam raise and will harvest stormwater sufficient to provide process water for year-round operations;
•	a natural gas pipeline at site that can supply sufficient natural gas to meet the Project’s energy requirements and would save considerably on project operating costs compared to grid-supplied power;
•	a paved road to site;
•	current electrical connection to the Northern Territory electric grid; and
•	reduced earthworks costs due to the process plant location being the same as the previous process plant, which has already been cleared and graded.

Other benefits of the Mt. Todd project’s Northern Territory location include:

•	the Stuart highway – the main North / South highway in the Northern Territory is less than 15km from the project site;
•	rail line parallel to the Stuart highway; and
•	the regional center of Katherine (population approximately 12,000) less than 60km from site and the Territory capital of Darwin less than 300km from site, which has port access.

Vista is working with the communities of Katherine and Pine Creek to develop a community-based project as opposed to the more typical fly-in, fly-out project, which is generally more expensive and limits the economic benefits of projects to local communities.

Conference Call Details

A conference call and webcast to discuss highlights of the preliminary feasibility study will be held this afternoon at 4:30pm ET (2:30pm MT).    A presentation accompanying the conference call will be made available on the Company’s website prior to the conference call.

            Toll-free in North America: 1-866-443-4188
            International: 416-849-6196

This call will also be web-cast and can be accessed at the following web location: http://www.snwebcastcenter.com/webcast/vistagold/mt-2013/site/

This call will be archived and available at www.vistagold.com after May 29, 2013.  Audio replay will be available for 21 days by calling toll-free in North America: 1-866-245-6755, passcode 494532.

Detailed Report

A NI 43-101 Technical Report will be filed on SEDAR within 45 days and will be available on our website at that time.

About Vista Gold Corp.

Vista is focused on the development of the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. Vista has completed a preliminary economic assessment on its Guadalupe de los Reyes gold/silver project in Mexico and has granted Invecture Group, S.A. de C.V. a right to earn a 62.5% interest in the Los Cardones gold project, in Mexico. Vista's other holdings include the Awak Mas gold project in Indonesia, subject to One Asia Resources Ltd.'s right to earn an 80% interest, and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as, the Company’s continued work on the Mt. Todd gold project, anticipated discussions with the Northern territory government regarding the Feasibility Study, timing for finalizing the EIS, timing for full project permits, cost and timing for Feasibility study, estimates of reserves and resources, projected project economics, including anticipated production, average cash costs, before and after-tax NPV, IRR, capital requirements and expenditures, gold recovery after-tax payback, operating costs, average tonne per day milling, mining methods procedures, recovery and other such matters are forward-looking statements and forward-looking information. The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following:  results of the PFS, mineral resource and reserve estimates, exploration and assay results, terms and conditions of our agreements with contractors and our approved business plan, the anticipated timing and completion of a feasibility study on the Project; the anticipated completion of an EIS; the anticipated receipt of required permits; the potential occurrence and timing of a production decision; the anticipated gold production at the Project; the life of any mine at the Project; all economic projections relating to the Project, including estimated cash cost, NPV, and initial capital requirements; and Vista’s goal of becoming a gold producer..  When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “plans,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource estimates, estimates of results based on such resource estimates; risks relating to completing metallurgical testing; risks relating to cost increases for capital and operating costs;  risks related to the timing and the ability to obtain the necessary permits, risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in Vista’s Annual Report Form 10-K as filed on March 14, 2013 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors Concerning Estimates of Mineral Resources

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. This press release uses the terms “Proven reserves,” “Probable reserves,” “Measured resources,” “Indicated resources,” and “Measured & Indicated resources.”  We advise U.S. investors that while these terms are Canadian mining terms as defined in accordance with NI 43-101, such terms are not recognized under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Reserve estimates contained in this press release are made pursuant to NI 43-101 standards and do not represent reserves under SEC Industry Guide 7 standards.  Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and all necessary permits and government approvals must be filed with the appropriate governmental authority.  Mineral resources described in this press release have a great amount of uncertainty as to their economic and legal feasibility. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade, without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC.  “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that any or all part of an Inferred resource will ever be upgraded to a higher category. U.S. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Company’s website at www.vistagold.com.